Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors

City Office REIT, Inc.

We consent to the use of our report dated March 2, 2016 with respect to the consolidated balance sheets of City Office REIT, Inc. as of December 31, 2015 and December 31, 2014 and the related consolidated and combined statements of operations, changes in equity and cash flows for each of the years in the three year period ended December 31, 2015 and the financial statement Schedule III for the year ended December 31, 2015, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

April 25, 2016